Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-152637) and related Prospectus of Xinyuan Real Estate Co., Ltd. of our reports dated June 26, 2009, with respect to the consolidated financial statements of Xinyuan Real Estate Co., Ltd., the effectiveness of internal control over financial reporting of Xinyuan Real Estate Co., Ltd. and the consolidated financial statements of Zhengzhou Jiantou Xinyuan Real Estate Co., Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2008.

/s/    Ernst & Young Hua Ming

Shanghai, The People’s Republic of China

June 26, 2009